Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195678

Prospectus Supplement No. 8

(To Prospectus dated June 27, 2014)

11,595,000 Shares

CENTURY  COMMUNITIES,  INC.

Common Stock

This Prospectus Supplement No. 8 (this “Prospectus Supplement”) supplements and amends our prospectus, dated June 27, 2014, as supplemented and amended by the Prospectus Supplement No. 1, dated August 18, 2014, the Prospectus Supplement No. 2, dated November 14, 2014, the Prospectus Supplement No. 3, dated January 28, 2015, the Prospectus Supplement No. 4, dated March 6, 2015, the Prospectus Supplement No. 5, dated March 24, 2015, the Prospectus Supplement No. 6, dated May 1, 2015, and the Prospectus Supplement No. 7, dated May 8, 2015 (as supplemented and amended, the “Final Prospectus”), relating to the resale from time to time of up to an aggregate of 11,595,000 shares of our common stock, $0.01 par value per share, by the selling stockholders identified in the Final Prospectus (which term as used in the Final Prospectus includes pledgees, donees, transferees or other successors-in-interest).

We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional supplements or amendments thereto.

On May 18, 2015, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K to disclose the results of our 2015 annual meeting of stockholders (the “Current Report”).  This Prospectus Supplement is being filed to update, supplement and amend the information contained in the Final Prospectus with the information contained and incorporated by reference in the Current Report.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “CCS.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under the federal securities laws and are eligible for reduced reporting requirements.  See the section entitled “Summary—Implications of Being an Emerging Growth Company” in the Final Prospectus for more information.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 20 of the Final Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Final Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 18, 2015.